EXHIBIT 99.(a)(1)(A)

BLACK BOX CORPORATION
OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., EASTERN STANDARD TIME, ON TUESDAY, DECEMBER 18, 2007,
UNLESS THE OFFER IS EXTENDED

As more fully described in the attached disclosure document for the Offer to Amend or Replace Eligible Options (the “Offering Memorandum”), Black Box Corporation (“Black Box,” “us” or “we”) is offering certain individuals the opportunity to amend or replace certain outstanding stock options to purchase Black Box Common Stock, par value $.001 per share (“Black Box Common Stock”), previously granted to them. We are making this offer upon the terms and subject to the conditions described in the Offering Memorandum and the related Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement, including the conditions described in Section 7 of the Offering Memorandum (the “Offer”).

The Offer will expire on the expiration date, currently set for 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007, unless extended (the “Expiration Date”). If we extend the period of time during which the Offer remains open, the term Expiration Date will refer to the last time and date on which the Offer expires.

A stock option will be subject to the Offer only to the extent that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

(i)	The option was granted under the Black Box 1992 Stock Option Plan, as amended (the “1992 Plan”);

(ii)	The option was granted, for tax purposes, with an exercise price that is less than the average of the high and low selling prices (the “fair market value”) of Black Box Common Stock on the applicable date of grant (the “Measurement Date”);

(iii)	The option is held by an individual who is, on the Expiration Date, a current employee of Black Box or an affiliated company (such as a subsidiary) and subject to income taxation in the United States with respect to that option and who is not a current or former officer or member of the Board of Directors of Black Box (an “Eligible Optionee”);

(iv)	The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion (the “Eligible Portion”) of the option will be an Eligible Option); and

(v)	The option is outstanding on the Expiration Date.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Unless remedial action is taken to adjust the exercise price of an Eligible Option, that option may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Accordingly, Black Box is making the Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend or replace those options to the extent necessary to avoid such adverse taxation or such loss of preferential tax treatment. The amendment will adjust the exercise price per share currently in effect for an Eligible Option to the lower of (i) the fair market value of Black Box Common Stock on the Measurement Date of that option or (ii) the fair market value of Black Box Common Stock on the first business day following the Expiration Date (the “Amendment Date”). The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the Amendment Date. The option so amended for the Adjusted Exercise Price will be designated an “Amended Option.” Other than the Adjusted Exercise Price, an Amended Option will contain the same terms and conditions as the Eligible Option, including the same grant date, vesting and expiration date of the option term. However, if the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will not be amended on the Amendment Date, but will be canceled and immediately replaced with a new option granted under the 1992 Plan that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date. That replacement option will be designated a “New Option.” Such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased.

If only a portion of an outstanding option is an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then only that portion may be amended or replaced pursuant to the Offer. The balance of such option will not be subject to the Offer and will not constitute an Eligible Option for purposes of the Offer. The portion not subject to the Offer (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and we believe that it will not be subject to adverse tax consequences under Section 409A.

As an additional part of the Offer, each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to the Offer will become entitled to a cash bonus (the “Cash Bonus”) with respect to that Eligible Option. The amount of the Cash Bonus payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of Black Box Common Stock purchasable under that option at the Adjusted Exercise Price. No Cash Bonus will be paid with respect to a New Option granted in replacement of a tendered Eligible Option, because the exercise price for the New Option will be the same as in effect for the canceled option it replaces. We expect to pay the Cash Bonus to each Eligible Optionee whose Eligible Option is amended in January 2008. The delayed payment of the Cash Bonus is required by applicable Internal Revenue Service regulations. Payment of the Cash Bonus will be subject to our collection of all applicable withholding taxes and other amounts required to be withheld by us. This Cash Bonus will be paid whether or not you continue in Black Box’s employ through the payment date.

If you are not in the employ of Black Box or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not become entitled to any Cash Bonus with respect to those options. Any Eligible Options tendered by you will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

If you are an Eligible Optionee, then you will receive on the commencement of the Offer an email announcing the Offer. The email will contain the Election Form that contains the following personalized information with respect to each Eligible Option you hold:

•	the original number of shares of Black Box Common Stock purchasable under that Eligible Option;

•	the original date of grant indicated for that option on the applicable option agreement;

•	the original option exercise price per share for that option;

•	the number of shares of Black Box Common Stock eligible for the Offer;

•	the Measurement Date of that option; and

•	the fair market value per share of Black Box Common Stock on the Measurement Date.

As of November 12, 2007, options to purchase approximately 2,790,194 shares of Black Box Common Stock were issued and outstanding under the 1992 Plan, including Eligible Options to purchase 800,858 shares of Black Box Common Stock.

You are not required to accept the Offer. If you wish to accept the Offer with respect to a particular Eligible Option, you must tender all of that option for amendment or replacement. If you hold more than one

Eligible Option, then you may elect to tender one or more of those options and retain the balance. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to the Offer.

Other than as described in the next paragraph, you will be solely responsible for any taxes, interest or penalties you may incur as a result of not accepting the Offer. For that reason, we recommend that you consult with your personal tax advisor to determine the consequences of accepting or declining the Offer.

During the period beginning on November 1, 2007 and ending on November 23, 2007 (the “Trading Window”), you may purchase or sell Black Box Common Stock provided that you comply with our policy entitled “Purchase and Sale of Company Securities.” If you exercise an Eligible Option during the Trading Window, we will pay a bonus to you to compensate you for the additional 20% tax that you will be required to pay pursuant to Section 409A. Because this bonus is compensatory, we intend to “gross-up” this amount to cover the income and payroll taxes on the additional tax. The gross-up will be at the highest marginal income tax rates (federal, state and local). The bonus is expected to be paid by January 31, 2008. Section 409A will require the value of your exercised option to be reported on your Form W-2 for 2007 (the year of exercise). The grossed-up bonus to cover the 20% additional tax will be reflected on your W-2 for 2008 since that is when it will be paid to you. Required withholdings will be made from this bonus. While the additional taxes you owe will be settled by you upon the filing of your 2007 tax form(s), you will have already received the money to pay this additional amount when the bonus is paid in 2008. If there is an additional state tax similar to the Section 409A additional 20% tax, the bonus and gross-up will be adjusted accordingly.

Shares of Black Box Common Stock are quoted on The NASDAQ Global Select Market under the symbol “BBOX.” On November 16, 2007, the last reported sale price of Black Box Common Stock on The NASDAQ Global Select Market was $36.87 per share. The Adjusted Exercise Price to be in effect for each Eligible Option amended pursuant to the Offer will represent the lower of (i) the fair market value of Black Box Common Stock on the Measurement Date of that option or (ii) the fair market value of Black Box Common Stock on the Amendment Date. If the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will be replaced with a New Option. Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each such option is meant to reflect our view of what the trading price of Black Box Common Stock will be in the short-term, medium-term or long-term.

You should direct questions about the Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement to us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608.

We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement. If anyone makes any representation or gives you any information that is different from the representations and information contained in the Offer, the related Tender Offer Statement on Schedule TO or in the related Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in the Offer, the related Tender Offer Statement on Schedule TO, Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement and such other documents to which we have referred you.

The Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in the Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in the Offer.

IMPORTANT INFORMATION

If you wish to tender one or more of your Eligible Options for amendment or replacement, you must properly complete and sign the Election Form in accordance with the applicable instructions for that form. You must complete this process by 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007. If we extend the Offer beyond December 18, 2007, you must complete the process before the extended expiration date of the Offer.

You are receiving the Offer materials by electronic means. You may request a written copy of any or all of these materials at no charge by contacting us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608.

As soon as administratively practicable following the Amendment Date, we will send to you a final and complete Stock Option Amendment and Cash Bonus Agreement that will evidence the Adjusted Exercise Price for any Amended Option and will set forth the terms of the Cash Bonus payable with respect to each Amended Option. Other than the Adjusted Exercise Price, an Amended Option will contain the same terms and conditions as the Eligible Option, including the same grant date, vesting and expiration date of the option term. You will also receive, as soon as administratively practicable following the Amendment Date, a final and complete Stock Option Cancellation and Regrant Agreement for any New Option granted to you in replacement of a tendered Eligible Option with a current exercise price per share the same or higher than the fair market value of Black Box Common Stock on the Amendment Date. The New Option will be the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but will have a new grant date. The Election Form operates as your acceptance of the terms and conditions of the Stock Option Amendment and Cash Bonus Agreement and the Stock Option Cancellation and Regrant Agreement, in each case as applicable to you.

The key dates to remember in connection with the Offer are as follows:

•	The commencement date of the Offer is November 19, 2007.

•	The Offer will expire at 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007 (unless we extend it).

•	The Eligible Options will be amended or replaced on December 19, 2007 (unless we extend the Offer).

•	We expect that the Cash Bonus for the Amended Options will be paid in January 2008.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

FREQUENTLY ASKED QUESTIONS		3

RISK FACTORS RELATING TO THE OFFER		13

THE OFFER		14

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OR REPLACEMENT OF ELIGIBLE OPTIONS AND CASH BONUS; NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS	14

2.	PURPOSE OF THE OFFER	18

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED	22

4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS	23

5.	WITHDRAWAL RIGHTS	24

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS WITH RESPECT TO AMENDED OPTIONS	25

7.	CONDITIONS OF THE OFFER	25

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS	27

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS OR NEW OPTIONS	28

10.	AMENDED OPTIONS AND NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS	29

11.	INFORMATION CONCERNING BLACK BOX	30

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS	32

13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER	34

14.	LEGAL MATTERS; REGULATORY APPROVALS	35

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	35

16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT	36

17.	FEES AND EXPENSES	37

18.	ADDITIONAL INFORMATION	37

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS	38

v

BLACK BOX CORPORATION

OFFERING MEMORANDUM

FOR

OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS

SUMMARY TERM SHEET

This section provides a summary of the material terms of the offer by Black Box Corporation (“Black Box”, “us” or “we”) to amend or replace certain outstanding stock options to purchase Black Box Common Stock, par value $.001 per share (“Black Box Common Stock”), previously granted to certain individuals. We are making this offer upon the terms and subject to the conditions described in the Offering Memorandum and the related Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement, including the conditions described in Section 7 of this Offering Memorandum (the “Offer”). This section reviews, in question-and-answer format, the material terms of the Offer. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this disclosure document for the Offer, as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in the section entitled “Risk Factors Relating to the Offer.” Please also see the definitions in the section entitled “Frequently Asked Questions.”

Summary of Material Terms of the Offer

Eligible Options	An option that satisfies each of the following conditions is designated an ‘‘Eligible Option” for purposes of the Offer:

(i) The option was granted under the Black Box 1992 Stock Option Plan, as amended (the “1992 Plan”);

(ii)   The option was granted, for tax purposes, with an exercise price that is less than the average of the high and low selling prices (the “fair market value”) of Black Box Common Stock on the applicable date of grant (the “Measurement Date”);

(iii)  The option is held by an individual who is, on the Expiration Date, a current employee of Black Box or an affiliated company (such as a subsidiary) and subject to income taxation in the United States with respect to that option and who is not a current or former officer or member of the Board of Directors of Black Box (an “Eligible Optionee”);

(iv)  The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion (the “Eligible Portion”) of the option will be an Eligible Option); and

(v) The option is outstanding on the Expiration Date (defined below).

Eligible Optionees	Eligible Optionees are those individuals who were granted an Eligible Option and who, as of the Expiration Date, are (1) current employees of Black Box and (2) subject to taxation in the United States. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Proposed Amendment	The amendment will adjust the exercise price per share currently in effect for an Eligible Option to the lower of (i) the fair market value of Black Box Common Stock on the Measurement Date of that option or (ii) the fair market value of Black Box Common Stock on the first business day following the Expiration Date (the “Amendment Date”). The new exercise price per share will be designated the

“Adjusted Exercise Price” and will become effective on the Amendment Date. The other material terms and conditions of the Eligible Option, including the grant date, the vesting schedule and option expiration date, will not be affected by the Offer. However, if the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will not be amended on the Amendment Date, but will be canceled and immediately replaced with a new option granted under the 1992 Plan that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date (the “New Option”). The New Option will be evidenced by a Stock Option Cancellation and Regrant Agreement.

Cash Bonus	For each Eligible Option that is amended with an Adjusted Exercise Price pursuant to the Offer, Eligible Optionees will receive a cash bonus equal to the increase in exercise price, multiplied by the total number of shares subject to the Eligible Option (the “Cash Bonus”). No Cash Bonus will be paid with respect to a New Option granted in replacement of a tendered Eligible Option because the exercise price for the New Option will be the same as in effect for the canceled option it replaces. We expect to pay the Cash Bonus to Eligible Optionees whose Eligible Options are amended in January 2008. Payment of the Cash Bonus will be subject to our collection of all applicable withholding taxes and other amounts required to be withheld by us.

Election Choices	If an Eligible Optionee wishes to accept the Offer with respect to a particular Eligible Option, he or she must tender all of the Eligible Portion of that Eligible Option for amendment or replacement. If an Eligible Optionee holds more than one Eligible Option, then he or she may elect to tender one or more of those options and retain the balance.

Expiration Date	The Offer will expire on Tuesday, December 18, 2007, unless extended (the “Expiration Date”).

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Offer (defined below). We urge you to read carefully the remainder of this document and the accompanying Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement (which, when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and the Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement.

Q-1.     What options are eligible for amendment or replacement pursuant to the Offer?

An outstanding option to purchase shares of Black Box Corporation (“Black Box,” “us” or “we”) Common Stock, par value $.001 per share (“Black Box Common Stock”) will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

(i)	The option was granted under the Black Box 1992 Stock Option Plan, as amended (the “1992 Plan”);

(ii)	The option was granted, for tax purposes, with an exercise price that is less than the fair market value of Black Box Common Stock on the applicable date of grant (the “Measurement Date”);

(iii)	The option is held by an individual who is, on the Expiration Date (as defined in Q-27), a current employee of Black Box or an affiliated company (such as a subsidiary) and subject to income taxation in the United States with respect to that option and who is not a current or former officer or member of the Board of Directors of Black Box (an “Eligible Optionee”);

(iv)	The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion (the “Eligible Portion”) of the option will be an Eligible Option); and

(v)	The option is outstanding on the Expiration Date.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Q-2.     What other defined terms are important to understand the Offer?

For purposes of the Offer, you also should be familiar with the following additional definitions.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the lower of (i) the fair market value of Black Box Common Stock on the Measurement Date of that option or (ii) fair market value of Black Box Common Stock on the Amendment Date (as defined below). Other than the Adjusted Exercise Price, an Amended Option (as defined below) will contain the same terms and conditions as the Eligible Option, including the same grant date, vesting and expiration date of the option term. However, if the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will not be amended on the Amendment Date, but will be canceled and immediately replaced with a New Option.

Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:

(i)	Full Increase: increased to the fair market value of Black Box Common Stock on the Measurement Date of that option because such fair market value is lower than the fair market value of Black Box Common Stock on the Amendment Date;

(ii)	Partial Increase: increased to the fair market value of Black Box Common Stock on the Amendment Date because such price is lower than the fair market value of Black Box Common Stock on the Measurement Date of that option; or

(iii)	No Increase: retained as the exercise price per share for any New Option issued in replacement of that option because the exercise price currently in effect is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Black Box Common Stock purchasable under that option to the Adjusted Exercise Price determined for such option. The Amended Option will be evidenced by a Stock Option Amendment and Cash Bonus Agreement.

“Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price or replaced with a New Option, in each case such date will be December 19, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Bonus” is the cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer resulting in an Amended Option. No Cash Bonus will be paid with respect to a New Option granted in replacement of a tendered Eligible Option because the exercise price for the New Option will be the same as in effect for the canceled option it replaces.

“Election Form” is the form that the Eligible Optionee must use to notify us as to the particular Eligible Options he or she has elected to tender for amendment or replacement pursuant to the terms of the Offer.

“fair market value” of Black Box Common Stock on any relevant date will be deemed to be equal to the average of the high and low selling price per share of such stock on that date on The NASDAQ Global Select Market.

“New Option” will mean the option granted on the Amendment Date under the 1992 Plan in replacement of a tendered Eligible Option with a current exercise price per share at or above the fair market value of Black Box Common Stock on the Amendment Date. The New Option will be exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but will have a new grant date. The New Option will be evidenced by a Stock Option Cancellation and Regrant Agreement.

“Trading Window” will mean the period beginning on November 1, 2007 and ending on November 23, 2007 during which directors and employees of Black Box and its subsidiaries are permitted to purchase and sell shares of Black Box Common Stock provided that they comply with Black Box’s policy entitled “Purchase and Sale of Company Securities” (the “Insider Trading Policy”).

Q-3.     Why is Black Box making the Offer?

We are making the Offer to amend or replace the Eligible Options because of potential adverse tax consequences that may apply to those options. Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. Black Box has decided to offer Eligible Optionees holding such options the opportunity to amend or replace each such option in an effort to avoid adverse taxation under Section 409A. By taking such remedial action, Eligible Optionees can avoid the adverse tax consequences summarized in Section 2 of the Offering Memorandum.

Your individualized Eligible Option chart in the Election Form that accompanies the Offer will set forth the Measurement Date for each Eligible Option you hold, the fair market value of Black Box Common Stock on that date and the Eligible Portion of each Eligible Option.

Q-4.     Are Black Box officers and board members eligible to participate in the Offer?

No. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Q-5.     Are optionees that are resident outside the United States eligible to participate in the Offer?

Yes. If you are a current employee of Black Box or an affiliated entity holding an Eligible Option and subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you are not currently residing in the United States.

Q-6.     What are the components of the Offer?

If an Eligible Option is amended pursuant to the Offer, then the exercise price of that option will be increased to the lower of (i) the fair market value of Black Box Common Stock on the Measurement Date of that option or (ii) the fair market value of Black Box Common Stock on the Amendment Date. We believe that the adjusted exercise price will avoid the potential taxation of that option under Section 409A. Other than the Adjusted Exercise Price, an Amended Option will contain the same terms and conditions as the Eligible Option, including the same grant date, vesting and expiration date of the option term. The new exercise price in effect for each tendered Eligible Option will be the Adjusted Exercise Price. However, if the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will not be amended on the Amendment Date, but will be canceled and immediately replaced with a New Option granted under the 1992 Plan that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date. Such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased.

In addition, each Eligible Optionee whose Eligible Options are amended will become entitled to a Cash Bonus. The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of Black Box Common Stock purchasable under the Eligible Portion of that Eligible Option at the Adjusted Exercise Price. No Cash Bonus will be paid with respect to a New Option granted in replacement of a tendered Eligible Option because the exercise price for the New Option will be the same as in effect for the canceled option it replaces. We expect to pay the Cash Bonus to each Eligible Optionee whose Eligible Option is amended in January 2008. The delayed payment of the Cash Bonus is required by applicable Internal Revenue Service (“IRS”) regulations. Payment of the Cash Bonus will be subject to our collection of all applicable withholding taxes and other amounts required to be withheld by us. This Cash Bonus will be paid whether or not you continue in Black Box’s employ through the payment date.

Q-7.     What happens if I am not a current employee on the Expiration Date?

If you are not in the employ of Black Box or any affiliated company (such as a subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. Any Eligible Options tendered by you will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Q-8.     What are the tax consequences of a stock option subject to Section 409A?

The following is a brief description of the tax consequences of a stock option subject to Section 409A. Not all stock options are subject to Section 409A and the following description is not applicable to any stock option not subject to Section 409A. Please also see Section 2 of the Offering Memorandum for a more detailed description of the tax consequences of Section 409A.

Unexercised Options

Taxation in Calendar Year 2009.  Because the IRS has provided that remedial action to avoid the adverse tax consequences of Section 409A may be taken until December 31, 2008, the impact of Section 409A on unexercised options will not be recognized until calendar year 2009.

Beginning in calendar 2009, to the extent the optionee holds unexercised options that vested prior to the 2009 calendar year or vest during that year, the optionee will recognize taxable income, plus an additional income tax of 20% imposed by Section 409A, for the 2009 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2009 calendar year, even though the option has not been exercised for those shares during that year.

In addition to the additional 20% income tax imposed by Section 409A, certain states also impose similar taxes. For example, California’s conformity with federal income tax law has adopted Section 409A (including the 20% additional income tax). Therefore, for optionees subject to California income taxation, the total additional income tax is 40%. Other states have also adopted Section 409A with additional income taxes at rates different from the 20% rate under Section 409A.

Interest Penalty Measured From Year of Vesting.  With respect to an option that is not remedied prior to January 1, 2009, the optionee also will incur an interest penalty (in addition to the tax due on the taxable income and 20% additional income tax discussed above) payable with his or her tax return for the 2009 calendar year beginning with options vesting during the 2005 calendar year. The amount of interest penalty due generally is based on the period from the date the taxes would have been due until such taxes are actually paid.

For example, with respect to calendar year 2005, to the extent the Eligible Option vested as to one or more shares during the 2005 calendar year, the optionee will incur an interest penalty (in addition to the tax due on the taxable income and 20% additional income tax discussed above) payable with his or her tax return for the 2009 calendar year based on the income taxes the optionee would have incurred for the 2005 calendar year had he or she been taxed on the “spread” which existed on those vested shares on December 31, 2005. The “spread” would be the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during the 2005 calendar year exceeded the exercise price payable for those shares.

The tax amount resulting from such calculation is not actually payable for the 2005 calendar year, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 (the due date for 2005 income tax returns) and continuing until the date the optionee pays the accrued interest with his or her taxes for the 2009 calendar year.

To the extent the option vested as to one or more shares during the 2006, 2007 or 2008 calendar years, the optionee would perform similar interest penalty calculations based on the December 31 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15 of the subsequent year and continuing until the optionee pays the accrued interest with his or her taxes for the 2009 calendar year.

In addition, to the extent an option is not remedied and therefore remains subject to Section 409A, and such option is not exercised during calendar year 2009, there would also be an additional interest penalty with respect to the shares which vested under the option during the 2005, 2006, 2007 and 2008 calendar years based on any increase in the fair market value of Black Box Common Stock as of the end of any such year over the fair market value of Black Box Common Stock as of the end of the previous years. This interest penalty would accrue until paid with the optionee’s 2009 calendar year taxes.

Vesting in Subsequent Calendar Years.  To the extent an option first vests in a calendar year after 2008, the optionee will be subject to normal income taxation and additional income taxes on the difference between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread (the excess of the fair market value per share over the exercise price) will be calculated on the applicable tax measurement date for such year, which probably would be either the exercise date or, if not exercised during such year, December 31st of such year.

Continued Taxation of Vested Shares.  The optionee will be subject to normal income taxation and additional income taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises or forfeits the options or until the options terminate or expire.

Exercised Options

Exercise of Option Subject to Section 409A.  If you exercise an option without first bringing that option into compliance with Section 409A, then the amount of taxable wages and the 20% additional income tax under Section 409A will be based on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) which existed at the close of each of the calendar years prior to the year in which the option is exercised.

You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to the Offer and, other than as set forth in “What are the consequences if I exercise an Eligible Option during the Trading Window?,” you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your own tax advisor.

Q-9.     What are the tax consequences if I accept the Offer?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price or replaced with a New Option.

By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices or replacing those options with New Options, we believe that you will also avoid the adverse taxation of those options under Section 409A. Accordingly, since your Amended Options or New Options vest in one or more installments, we believe that you will not recognize taxable income with respect to the option shares that vest each year, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A. You will only be taxed with respect to your Amended Options or New Options when you exercise those options. However, you will recognize taxable income when you receive the Cash Bonus paid with respect to any Amended Options.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. All Eligible Optionees, including those who are subject to taxation in foreign jurisdictions, should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.

Please see Section 15 of the Offering Memorandum for more detailed information regarding the tax consequences of the Offer.

Q-10.     If I accept the Offer, am I guaranteed that the Eligible Option will not be subject to the adverse personal tax consequences under Section 409A?

No. While we believe that the Offer complies in good faith with available guidance to avoid or minimize the potentially adverse personal tax consequences of Section 409A, as of the commencement date of the Offer, there are still uncertainties regarding how Section 409A will be implemented in certain circumstances.

Please see Section 2 of the Offering Memorandum for more detailed information regarding the unfavorable tax consequences of Section 409A to Eligible Optionees.

Q-11.     How will my Cash Bonus be taxed?

You will be taxed upon your receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld.

If your Eligible Options are not amended pursuant to the Offer, you will not receive any Cash Bonus with respect to those options. In addition, no Cash Bonus will be paid with respect to a New Option granted in replacement of a tendered Eligible Option, because the exercise price for the New Option will be the same as in effect for the canceled option it replaces.

Q-12.     Is the Cash Bonus subject to vesting?

The Cash Bonus is not subject to vesting or otherwise subject to forfeiture. Eligible Optionees who have tendered an Eligible Option that has been accepted for amendment by Black Box will be entitled to receive the Cash Bonus regardless of whether they remain employed with Black Box on the actual payment date and regardless of whether the Eligible Option to which such bonus relates has vested or ever vests.

Q-13.     Do I receive the Cash Bonus even if I never exercise the Amended Option?

Yes. We expect to make the Cash Bonus in January 2008, regardless of whether you have exercised the Amended Option at that time and regardless of whether you ever exercise the Amended Option.

Q-14.     What are the tax consequences if I do not accept the Offer?

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the adverse taxation under Section 409A in the manner discussed above. Other than as set forth in “What are the consequences if I exercise an Eligible Option during the Trading Window?,” you will be solely responsible for any adverse personal tax consequences that may result.

Please see Section 2 of the Offering Memorandum for more detailed information regarding the unfavorable tax consequences of Section 409A to Eligible Optionees.

Q-15.     What are the consequences if I exercise an Eligible Option during the Trading Window?

If you exercise an Eligible Option during the Trading Window, we will pay a bonus to you to compensate you for the additional 20% tax that you will be required to pay due to Section 409A. Because this bonus is compensatory, we intend to “gross-up” this amount to cover the income and payroll taxes on the additional tax. The gross-up will be at the highest marginal income tax rates (federal, state and local). The bonus is expected to be paid by January 31, 2008. Section 409A will require the value of your exercised option to be reported on your Form W-2 for 2007 (the year of exercise). The grossed-up bonus to cover the 20% additional tax will be reflected on your W-2 for 2008 since that is when it will be paid to you. Required withholdings will be made from this bonus. While the additional taxes you owe will be settled by you upon the filing of your 2007 tax form(s), you will have already received the money to pay this additional amount when the bonus is paid in 2008. If there is an additional state tax similar to the Section 409A additional 20% tax, the bonus and gross-up will be adjusted accordingly.

Q-16.     What securities are subject to the Offer?

The Offer covers only Eligible Options. Your Election Form that was emailed to you contains a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares subject to each Eligible Option, the current exercise price per share in effect for that option, the Measurement Date for each Eligible Option and the fair market value of Black Box Common Stock on the Measurement Date.

Q-17.     Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment or replacement pursuant to the Offer, retain those options or exercise the options during the Trading Window. If you decide to accept the Offer, you must submit a properly completed Election Form for your tendered Eligible Options.

If you choose not to tender your Eligible Options, then you will be subject to the adverse taxation under Section 409A. Other than as set forth in “What are the consequences if I exercise an Eligible Option during the Trading Window?,” you will be solely responsible for any adverse personal tax consequences that may result.

Q-18.     Do I have to accept the Offer with respect to all of my Eligible Options or may I decide to accept the Offer with respect to only a portion of the Eligible Options?

If you wish to accept the Offer with respect to a particular Eligible Option, you must tender the entire Eligible Portion of that option for amendment or replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

Q-19.     Will the terms and conditions of my Amended Options or New Options be the same as those currently in effect for my Eligible Options?

Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately before the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same grant date, exercise period, option term and other conditions currently in effect for that option. No change to the vesting schedule or other terms will occur by reason of the amendment.

Each New Option granted pursuant to the Offer will be exactly the same as the tendered Eligible Option it replaces, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date.

Q-20.     When will my Eligible Options be amended?

The exercise price for each Eligible Option amended pursuant to the Offer will be amended to the applicable Adjusted Exercise Price on December 19, 2007, or if the Offer is extended, the first business day following the extended Expiration Date. Other than the Adjusted Exercise Price, an Amended Option will contain the same terms and conditions as the Eligible Option, including the same grant date, vesting and expiration date of the option term. The date the exercise price for an Eligible Option is increased to the applicable Adjusted Exercise Price will constitute the Amendment Date, and each Eligible Option that is so amended will be designated an Amended Option. However, tendered Eligible Options with current exercise prices at or above the fair market value of Black Box Common Stock on December 19, 2007 or, if the Offer is extended, the first business day following the extended Expiration Date, will be canceled at that time and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date.

As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Stock Option Amendment and Cash Bonus Agreement that will reflect the adjustment to the exercise price of any Amended Option and our unconditional obligation to pay you the Cash Bonus calculated for each Amended Option. You will also receive, as soon as administratively practicable after the Amendment Date, a Stock Option Cancellation and Regrant Agreement for any New Option granted in replacement of a tendered Eligible Option with a current exercise price per share that is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date.

The Election Form operates as your acceptance of the terms and conditions contained in the Stock Option Amendment and Cash Bonus Agreement and the Stock Option Cancellation and Regrant Agreement, in each case as applicable to you.

Q-21.     What happens if the fair market value of Black Box Common Stock on the Amendment Date is less than the fair market value of such common stock on the Measurement Date of the Eligible Option?

If the fair market value of Black Box Common Stock on the Amendment Date is less than the fair market value of such common stock on the Measurement Date for the Eligible Option, then the Adjusted Exercise Price for that option will be set at the fair market value of Black Box Common Stock on the Amendment Date. However, if the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date.

Q-22.     When can I exercise my Amended Options or New Options?

You may exercise an Amended Option for vested option shares at any time following its amendment to the Adjusted Exercise Price and before its termination, provided such exercise complies with the terms of your Amended Options, our Insider Trading Policy and any blackout periods during which transactions in Black Box securities are prohibited. You may exercise a New Option for vested option shares at any time after grant and before its termination, provided such exercise complies with the terms of the New Option, our Insider Trading Policy and any blackout periods during which transactions in Black Box securities are prohibited.

Q-23.     Can I exercise my Eligible Options after I accept the Offer but before amendment or replacement?

You may exercise your Eligible Options before the Amendment Date, provided such exercise complies with the existing terms of your Eligible Options, our Insider Trading Policy and any blackout periods during which transactions in Black Box securities are prohibited. You may exercise any Eligible Options even if you have previously elected, in the Election Form, to accept the offer for such Eligible Options. By exercising your Eligible Options before the Amendment Date, you will automatically void your acceptance of the offer as to that exercised Eligible Option. You will not need to amend your Election Form for any Eligible Option that you exercise.

If you exercise any Eligible Options before the Amendment Date during the Trading Window, Black Box will pay a cash bonus to you in January 2008 to help mitigate the adverse tax effects that you will incur under Section 409A. See “What are the consequences if I exercise an Eligible Option during the Trading Window?”

Q-24.     Will my Amended Options or New Options be incentive stock options or non-statutory options?

Because your Eligible Options may have been granted with exercise prices below the fair market value of Black Box Common Stock on the respective Measurement Dates, the options are non-statutory options under the U.S. federal income tax laws, and they will remain non-statutory options after the amendment to the applicable Adjusted Exercise Prices. Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the Adjusted Exercise Price paid for those shares, and we must collect the applicable withholding taxes with respect to such income. All New Options will also be issued and taxable as non-statutory options.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your options.

Q-25.     When will I be able to exercise the portion of my options that was vested prior to December 31, 2004?

You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time before the termination or expiration of that option, provided such exercise complies with the terms of your option, our Insider Trading Policy and any blackout periods during which transactions in Black Box securities are prohibited. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A.

Q-26.     What are the conditions to the Offer?

The Offer is subject to a number of conditions, including the conditions described in Section 7 of the Offering Memorandum. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment or replacement.

Q-27.     When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer will expire on Tuesday, December 18, 2007, at 11:59 p.m., Eastern Standard Time, unless we extend the Offer (the “Expiration Date”).

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration of the Offer period.

Q-28.     How and when do I tender my Eligible Options?

In order to tender one or more of your Eligible Options for amendment or replacement pursuant to the Offer, you must complete the Election Form. You will need to check the appropriate boxes next to each of your Eligible Options to indicate whether you elect to tender your Eligible Options in accordance with the terms of the Offer. After completing the Election Form, you will need to return the form to us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608. You will then be deemed to have completed the election process for tendering your Eligible Options.

You must complete the tender and election process in the foregoing manner by 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007. If we extend the Offer beyond December 18, 2007, you must complete the process before the extended expiration date of the Offer.

We will not accept delivery of any Election Form after the Expiration Date. If we do not receive a properly completed and duly executed Election Form from you before the Expiration Date, we will not accept your Eligible Options for amendment or replacement. Those options will not be amended or replaced pursuant to the Offer, and no Cash Bonus will be paid with respect to those options.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the Expiration Date, and we will amend or replace those options on the next business day thereafter.

Q-29.     During what period of time may I change my election with respect to my Eligible Options?

You may change your previously submitted election at any time before 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007 (or any extended expiration date of the Offer). If you would like to change your election, you must complete a new Election Form and return it to us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608.

You may change your previously submitted elections as many times as you would like before the Expiration Date.

Q-30.     What does Black Box think of the Offer?

Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or refrain from tendering your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. Black Box recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options.

Q-31.     What are some of the key dates to remember?

The commencement date of the Offer is November 19, 2007.

The Offer will expire at 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007 (unless we extend it).

The Eligible Options will be amended or replaced on December 19, 2007 (unless we extend the Offer).

We expect that the Cash Bonus for the Amended Options will be paid to you in January 2008. This delayed payment is required by applicable IRS regulations.

Q-32.     Who should I contact if I have questions about the Offer?

For additional information or assistance, you should contact us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608.

RISK FACTORS RELATING TO THE OFFER

Participating in the Offer involves risks discussed in the Offer and described below. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisor before deciding to participate in the Offer.

Tax-Related Risks

The IRS Could Change the Expected Section 409A Tax Consequences. As described above and in Section 2 of the Offering Memorandum, based on the current guidance and final regulations under Section 409A, your Eligible Options will be subject to adverse tax consequences under Section 409A unless they are brought into compliance with Section 409A before December 31, 2008 or any earlier exercise of those options. We believe that we have complied in good faith with the current guidance and the final regulations under Section 409A in structuring the Offer in a manner which will provide you with the opportunity to avoid the taxation of your Eligible Options under Section 409A. However, because Section 409A and its regulations are relatively new and complex, there can be no assurance that, even if you participate in the Offer, the IRS will agree that your Eligible Options are no longer subject to taxation under Section 409A.

Tax-related Risks for Residents of Multiple Countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

State and Local Taxes. The discussion in Sections 2 and 15 of the Offering Memorandum describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.

Eligible Optionees should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks

If you wish to tender one or more of your Eligible Options for amendment or replacement, you must properly complete and sign the Election Form in accordance with the applicable instructions for that form. You are responsible for making sure that your initial Election Form and any subsequent changes to your Election Form pursuant to which you withdraw or re-tender your Eligible Options are received by us before the Expiration Date. We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by emailing an Election Notice of Receipt of Election Form to your Black Box email address within three (3) business days after receipt. If you have not received this notice in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submission by contacting us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608.

Your Election Form and any subsequent changes to your Election Form must be received by 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007. If we extend the Offer beyond December 18, 2007, you must complete the process before the extended Expiration Date of the Offer. Any Election Form not received before the Expiration Date will be disregarded.

Business-Related Risks

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the Securities and Exchange Commission (the “SEC”), including those in our Annual Report on Form 10-K for the year ended March 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 29, 2007 filed with the SEC on November 8, 2007, which are incorporated by reference herein. Copies of these reports may be obtained from the places and in the manner described in Section 18 of the Offering Memorandum. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of Black Box Common Stock could decline.

THE OFFER

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OR REPLACEMENT OF ELIGIBLE OPTIONS AND CASH BONUS; NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that an option granted with a below-market exercise price to an individual subject to income taxation in the United States, to the extent the option was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A before exercise. Black Box Corporation (“Black Box,” “we” or “us”) has decided to offer certain individuals the opportunity to amend or replace certain outstanding stock options to purchase Black Box Common Stock, par value $.001 per share (“Black Box Common Stock”), previously-granted to them in an effort to avoid taxation of those options under Section 409A. We are making this offer upon the terms and subject to the conditions described in this offering memorandum (the “Offering Memorandum”) and the related Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement, including the conditions described in Section 7 of this Offering Memorandum (the “Offer”)

Eligible Options

An outstanding option to purchase shares of Black Box Common Stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions (an option that satisfies each of the following conditions is designated an “Eligible Option” for purposes of the Offer):

(i)	The option was granted under the Black Box 1992 Stock Option Plan, as amended (the “1992 Plan”);

(ii)	The option was granted, for tax purposes, with an exercise price that is less than the fair market value of Black Box Common Stock on the applicable date of grant (the “Measurement Date”);

(iii)	The option is held by an individual who is, on the Expiration Date (as defined below), a current employee of Black Box or an affiliated company (such as a subsidiary) and subject to income taxation in the United States with respect to that option and who is not a current or former officer or member of the Board of Directors of Black Box (an “Eligible Optionee”);

(iv)	The option was unvested as of December 31, 2004 (if only a portion of the option was unvested as of December 31, 2004, then only that unvested portion (the “Eligible Portion”) of the option will be an Eligible Option); and

(v)	The option is outstanding on the Expiration Date.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Your individualized Eligible Option chart in the Election Form that accompanies the Offer will set forth the Measurement Date for each Eligible Option you hold, the fair market value of Black Box Common Stock on that date and the Eligible Portion subject to each Eligible Option.

Additional Definitions

You should also be familiar with the following additional definitions that are important to the understanding of the terms of the Offer.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the lower of (i) the fair market value of Black Box Common Stock on the Measurement Date of that option or (ii) the fair market value of Black Box Common Stock on the Amendment Date (as defined below). Other than the Adjusted Exercise Price, an Amended Option (as defined below) will contain the same terms and conditions as the Eligible Option, including the same grant date, vesting and expiration date of the option term. However, if the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will not be amended on the Amendment Date, but will be canceled and immediately replaced with a New Option.

Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:

(i)	Full Increase: increased to the fair market value of Black Box Common Stock on the Measurement Date of that option because such fair market value is lower than the fair market value of Black Box Common Stock on the Amendment Date;

(ii)	Partial Increase: increased to the fair market value of Black Box Common Stock on the Amendment Date because such price is lower than the fair market value of Black Box Common Stock on the Measurement Date of that option; or

(iii)	No Increase: retained as the exercise price per share for any New Option issued in replacement of that option because the exercise price currently in effect is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date.

For example, if the current exercise price of a tendered Eligible Option is $40.90 per share and the fair market value of Black Box Common Stock on the Measurement Date of that option is $44.00 per share and if the fair market value of Black Box Common Stock on the Amendment Date is $42.00, then the Adjusted Exercise Price for that option would be increased to $42.00 per share. Other than the Adjusted Exercise Price, the Amended Option will contain the same terms and conditions as the Eligible Option, including the same grant date, vesting and expiration date of the option term. However, if the fair market value of Black Box Common Stock on the Amendment Date is instead $38.00, then that Eligible Option would be canceled on the Amendment Date and a New Option would be granted with the same terms as the canceled option, including the current $40.90 exercise price and no loss of vesting or change to the expiration date of the option term, but with the Amendment Date as the new grant date.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Black Box Common Stock purchasable under that option to the Adjusted Exercise Price determined for such option. The Amended Option will be evidenced by a Stock Option Amendment and Cash Bonus Agreement.

“Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price or replaced with a New Option, in each case such date will be December 19, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer resulting in an Amended Option. No Cash Bonus will be paid with respect to a New Option granted in replacement of a tendered Eligible Option because the exercise price for the New Option will be the same as in effect for the canceled option it replaces.

“Election Form” is the form that the Eligible Optionee must use to notify us as to the particular Eligible Options he or she has elected to tender for amendment or replacement pursuant to the terms of the Offer.

“fair market value” of Black Box Common Stock on any relevant date will be deemed to be equal to the average of the high and low selling price per share of such stock on that date on The NASDAQ Global Select Market.

“New Option” will mean the option granted on the Amendment Date under the 1992 Plan in replacement of a tendered Eligible Option with a current exercise price per share at or above the fair market value of Black Box Common Stock on the Amendment Date. The New Option will be exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but will have a new grant date. The New Option will be evidenced by a Stock Option Cancellation and Regrant Agreement.

Upon the terms and subject to the conditions of the Offer, we will amend or replace all Eligible Options tendered by Eligible Optionees in accordance with Section 4 below that are not otherwise validly withdrawn in accordance with Section 5 below before the Expiration Date. For each Amended Option, the exercise price per share will be increased to the applicable Adjusted Exercise Price, and we believe that such option will thereby avoid taxation under Section 409A. If the tendered Eligible Option is canceled and replaced with a New Option, we believe that the New Option will not be subject to taxation under Section 409A.

“Trading Window” will mean period beginning on November 1, 2007 and ending on November 23, 2007 during which directors and employees of Black Box and its subsidiaries are permitted to purchase and sell shares of Black Box Common Stock provided that they comply with Black Box’s policy entitled “Purchase and Sale of Company Securities.”

Eligible Optionees

Individuals to whom Eligible Options have been granted by Black Box will be Eligible Optionees for purposes of the Offer if they are, on the Expiration Date, a current employee of Black Box or any affiliated entity (such as a subsidiary or joint venture) and subject to income taxation in the United States with respect to those options. None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

Amendment of Eligible Options and Cash Bonus

Upon the terms and subject to the conditions of the Offer, we will amend or replace each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4 below, and not validly withdrawn in accordance with Section 5 below, before the Expiration Date (as defined below). The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the Adjusted Exercise Price determined for that option. If only a portion of an option qualifies as an Eligible Option (i.e., the portion of such option that was unvested as of December 31, 2004), then the Adjusted Exercise Price will only apply to that portion.

Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately before the amendment to the exercise price.

Each Eligible Optionee whose Eligible Options are amended pursuant to the Offer will become entitled to a Cash Bonus. The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of Black Box Common Stock included in the Eligible Portion of that Eligible Option at the Adjusted Exercise Price. No Cash Bonus will be paid with respect to a New Option granted in replacement of a tendered Eligible Option, because the exercise price for the New Option will be the same as in effect for the canceled option it replaces. We expect to pay the Cash Bonus to each Eligible Optionee whose Eligible Option is amended in January 2008. The delayed payment of the Cash Bonus is required by applicable Internal Revenue Service (“IRS”) regulations. Payment of the Cash Bonus will be subject to our collection of all applicable withholding taxes and other amounts required to be withheld by us. This Cash Bonus will be paid whether or not you continue in Black Box’s employ through the payment date.

EXAMPLE: Assume that (1) you were granted an option under the 1992 Plan to purchase 1,500 shares that had a recorded grant date of September 20, 2002 and an exercise price per share of $30.00, (2) there were 500 shares unvested as of December 31, 2004, (3) it was determined that on the Measurement Date of that option the fair market value was $35.00, and (4) the fair market value of Black Box Common Stock on the Amendment Date is $40.00.

The portion of the option grant that was unvested as of December 31, 2004 (the 500 shares) constitutes an Eligible Option for purposes of the Offer. No other portion of the option may be tendered pursuant to the Offer. If you tender the portion constituting your Eligible Option, then your Eligible Option will be amended to increase the exercise price to $35.00 per share. No other changes will be made to the option. In addition, you will be eligible to receive a Cash Bonus, to be paid in January 2008, in an amount of $2,500, determined by multiplying (i) the 500 shares eligible under the option by (ii) $5.00 (the amount by which the $35.00 Adjusted Exercise Price for that option exceeds the $30.00 per share exercise price previously in effect for that option).

Cancellation of Eligible Options and Grant of New Options.

If the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date. Such cancellation and re-grant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. No Cash Bonus will be paid with respect to a New Option, because there will be no change to the exercise price.

EXAMPLE: Assume that (1) you were granted an option under the 1992 Plan to purchase 1,500 shares that had a recorded grant date of September 29, 2003 and an exercise price per share of $40.29, (2) there were 1,000 shares unvested as of December 31, 2004, (3) it was determined that on the Measurement Date of that option the fair market value was $44.00, and (4) the fair market value of Black Box Common Stock on the Amendment Date is $40.00.

The portion of the option grant that was unvested as of December 31, 2004 (the 1,000 shares) constitutes an Eligible Option for purposes of the Offer. No other portion of the option may be tendered pursuant to the Offer. If you tender the portion constituting your Eligible Option, then your tendered Eligible Option will be canceled on the Amendment Date, and you will be granted a New Option under the 1992 Plan with an exercise price of $40.29 per share for the 1,000 shares eligible under the grant. Except for the new grant date, the New Option will be the same as the canceled Eligible Option it replaces, with no loss of vesting or change to the expiration date of the option term. Because the exercise price under the New Option will be the same as under the canceled option, no Cash Bonus will be payable to you with respect to your New Option.

Former Employees

If you are not in the employ of Black Box or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. Any Eligible Options tendered by you will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Expiration Date

The term “Expiration Date” means 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 below for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 below for a description of conditions to the Offer.

Additional Considerations

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that Black Box continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we presently have no plans or proposals that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend policy or our indebtedness or capitalization;

(d)	any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

(e)	any other material change in our corporate structure or business;

(f)	Black Box Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	Black Box Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j)	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

2.	PURPOSE OF THE OFFER.

Based on a recently completed review of our historical stock option granting practices, we have determined that Eligible Options may have been granted at an exercise price that is less than the fair market value of Black Box Common Stock on the date of grant for tax purposes. As a result, Eligible Options could be subject to adverse tax consequences pursuant to Section 409A. We are making the Offer to amend or replace the Eligible Options because of these adverse tax consequences that may apply as described in more detail below.

Section 409A provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless that option is brought into compliance with Section 409A. We have decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance either by amending the exercise price per share to the Adjusted Exercise Price determined for each such option or by replacing that option with a New Option.

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS provided guidance and issued final regulations with respect to certain items of compensation under Section 409A. The guidance and the final regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. With respect to Eligible Options, unless certain remedial action is taken before the earlier of (i) December 31, 2008 or (ii) the date the optionee exercises his or her Eligible Options, the optionee will be subject to the following adverse tax consequences under Section 409A, beginning with the 2009 calendar year.

Taxation in Calendar Year 2009. Because the IRS has provided that remedial action to avoid the adverse tax consequences of Section 409A may be taken until December 31, 2008, the impact of Section 409A on Eligible Options will not be recognized until calendar year 2009.

Beginning in calendar 2009, to the extent the optionee holds unexercised Eligible Options that vested prior to the 2009 calendar year or vest during that year, the optionee will recognize taxable income, plus an additional income tax of 20% imposed by Section 409A, for the 2009 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2009 calendar year, even though the Eligible Option has not been exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income, but it is possible that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2009 calendar year or (ii) December 31, 2009.

In addition to the 20% additional income tax imposed by Section 409A, certain states also impose similar taxes. For example, California’s conformity with federal income tax law has adopted Section 409A (including a 20% additional income tax) and, therefore, for optionees subject to California income taxation, the total additional income tax is 40%. Other states have also adopted Section 409A with additional income taxes at rates different from the 20% rate under Section 409A.

Interest Penalty Measured From Year of Vesting. With respect to an Eligible Option that is not remedied prior to January 1, 2009, the optionee also will incur an interest penalty (in addition to the tax due on the taxable income and 20% additional income tax discussed above) payable with his or her tax return for the 2009 calendar year beginning with options vesting during the 2005 calendar year. The amount of interest penalty due generally is based on the period from the date the taxes would have been due until such taxes are actually paid.

For example, with respect to calendar year 2005, to the extent the Eligible Option vested as to one or more shares during the 2005 calendar year, the optionee will incur an interest penalty (in addition to the tax due on the taxable income and 20% additional income tax discussed above) payable with his or her tax return for the 2009 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for the 2005 calendar year had he or she been taxed on the “spread” which existed on those vested shares on December 31, 2005. The “spread” would be the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during the 2005 calendar year exceeded the exercise price payable for those shares. For purposes of determining the income taxes the optionee would have incurred for the 2005 calendar year, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares which vested under the Eligible Option during the 2005 calendar year.

The tax amount resulting from such calculation is not actually payable for the 2005 calendar year, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 (the due date for 2005 income tax returns) and continuing until the date the optionee pays the accrued interest with his or her taxes for the 2009 calendar year.

To the extent the Eligible Option vested as to one or more shares during the 2006 calendar year, the optionee would perform the same interest penalty calculation based on the December 31, 2006 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continuing until the optionee pays the accrued interest with his or her taxes for the 2009 calendar year. The same interest penalty calculation would also be applicable for any shares which vested under the Eligible Option during the 2007 calendar year based on the option spread which existed on those particular shares on December 31, 2007, and the interest penalty would accrue from April 15, 2008 until the optionee pays the accrued interest with his or her 2009 calendar year taxes. Similarly, the same interest penalty calculation would also be applicable for any shares which vested under the Eligible Option during the 2008 calendar year based on the option spread which existed on those particular shares on December 31, 2008, and the interest penalty would accrue from April 15, 2009 until the optionee pays the accrued interest with his or her 2009 calendar year taxes.

Finally, to the extent an Eligible Option is not remedied and therefore remains subject to Section 409A, and such Eligible Option is not exercised during calendar year 2009, there would also be an additional interest penalty with respect to the shares which vested under the Eligible Option during the 2005, 2006, 2007 and 2008 calendar years based on any increase in the fair market value of Black Box Common Stock as of the end of any such year over the fair market value of Black Box Common Stock as of the end of the previous years. This interest penalty would accrue until paid with the optionee’s 2009 calendar year taxes.

Vesting in Subsequent Calendar Years. To the extent an Eligible Option first vests in a calendar year after 2008, the optionee will be subject to normal income taxation and additional income taxes on the difference between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year, which probably would be either the exercise date or, if not exercised during such year, December 31st of such year.

Continued Taxation of Vested Shares. The optionee will be subject to normal income taxation and additional income taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises or forfeits the options or until the options terminate or expire.

Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2008 calendar year. The information provided herein is based on the IRS guidance provided to date during the transition period into full implementation of Section 409A. The information herein is therefore subject to change upon clarification or revision of the IRS provided guidance.

Exercise of Option Subject to Section 409A.  If you exercise an option without first bringing that option into compliance with Section 409A, then the amount of taxable wages and the 20% additional income tax under Section 409A will be based on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) which existed at the close of each of the calendar years prior to the year in which the option is exercised.

EXAMPLE. The following is an example of the adverse U.S. federal income tax consequences that may occur under Section 409A if remedial action is not taken to bring the Eligible Options into compliance with Section 409A.

Assume that (1) an optionee was granted an option to purchase 2,000 shares that had a recorded grant date of July 2, 2002 with an exercise price per share of $40.20, (2) that option vested in five successive equal annual installments over the five-year period measured from July 2, 2002 through July 2, 2007, and (3) it was determined that the actual grant date of that option was July 15, 2002 when the fair market value per share was $46.30. Section 409A will have no impact on the 800 shares that vested prior to December 31, 2004 and these 800 shares are not discussed in this example. Unless remedial action under Section 409A is taken before December 31, 2008 (or before any earlier exercise of the option for the shares vesting after December 31, 2004), the 1,200 shares that vested during the 2005, 2006 and 2007 calendar years would be taxed as follows under Section 409A:

Taxation in Calendar Year 2009. On the applicable tax measurement date in the 2009 calendar year, the optionee would recognize taxable income equal to the amount, if any, by which the fair market value of the 1,200 shares exceeds the exercise price payable for those shares. If we assume that the option is exercised for those 1,200 shares on September 5, 2008, and further assume that the fair market value is $55.00 per share on that date and that such date is the applicable tax measurement date for Section 409A purposes, then the optionee will recognize $17,760.00 of taxable wages (1,200 x ($55.00−$40.20)) in 2008. In addition, the optionee would incur a 20% additional income tax in the amount of $3,552.00 ($17,760.00 times 20%). There would also be an interest penalty assessed with respect to the 400 shares which vested in 2005. That interest penalty would be based on the taxes that would have been due on April 15, 2006 had the optionee been taxed at the rate of 35% on the spread which existed on those 400 shares on December 31, 2005 (the amount by which the fair market value of those 400 shares on December 31, 2005 exceeded the aggregate $16,080.00 exercise price payable for those shares). The interest penalty on those particular shares would accrue until the optionee pays that interest penalty with his or her 2009 calendar year taxes.

In addition, there would be an interest penalty assessed with respect to the 400 shares which vested in 2006. That interest penalty would be based on the taxes that would have been due on April 15, 2007 had the optionee been taxed at the rate of 35% on the spread which existed on those 400 shares on December 31, 2006 (the amount by which the fair market value of those 400 shares on December 31, 2006 exceeded the aggregate $16,080.00 exercise price payable for those shares). There would also be an interest penalty assessed with respect to the 400 shares which vested in 2007. That interest penalty would be based on the taxes that would have been due on April 15, 2008 had the optionee been taxed at the rate of 35% on the spread which existed on those 400 shares on December 31, 2007 (the amount by which the fair market value of those 400 shares on December 31, 2007 exceeded the aggregate $16,080.00 exercise price payable for those shares). The interest penalty on those particular shares would also accrue until the optionee pays that interest penalty with his or her 2009 calendar year taxes. Finally, there would be an additional interest penalty with respect to the shares which vested during the 2005, 2006 and 2007 calendar years to the extent that the year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than the highest year-end fair market value of the preceding tax years. That interest penalty would accrue until the date it is paid with the optionee’s 2009 calendar year taxes. There will also be the possibility of adverse taxation under the tax laws of the state in which the optionee resides.

Continued Taxation. If the option is not exercised in 2008, the optionee will still recognize taxable income in that year. It is likely that the amount of taxable income and the 20% additional income tax will be based on the amount, if any, by which the fair market value of the 1,200 shares exceeds the exercise price payable for those shares as of December 31, 2008; however, there is at present no actual IRS guidance on the appropriate tax measurement date so it is not certain that the tax would be based on the fair market value of the shares as of December 31, 2008 in this example. In addition, the optionee would continue to be subject to income taxation and the 20% additional income tax in each subsequent calendar year that the option remains outstanding after the 2008 calendar year, and the amount of such taxation would be based on any subsequent appreciation in the value of the shares since the last tax measurement date for those shares under Section 409A.

If you elect not to tender your Eligible Options for amendment or replacement pursuant to the Offer, then, other than as set forth in “What are the consequences if I exercise an Eligible Option during the Trading Window?,” you will be solely responsible for any taxes, penalties or interest payable under Section 409A and any comparable state tax laws. If you exercise an Eligible Option in the 2008 calendar year for all the covered shares without first bringing that option into compliance with Section 409A, then the 20% additional income tax under Section 409A with respect to that exercised option will be based on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) which existed at the close of the 2005, 2006 and 2007 calendar years on the option shares initially vesting in those years and any additional increase to the 2005, 2006 or 2007 spread which existed at the end of the 2006 and 2007 calendar years.

Section 409A applies only to below-market options that were not vested as of December 31, 2004. The portion of any below-market option granted before October 4, 2004 that was vested as of December 31, 2004 is not subject to Section 409A.

Pursuant to the U.S. Treasury regulations provided under Section 409A, if you exercised the portion of your stock options that vested in the 2005 calendar year before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your stock options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options (defined in this Offering Memorandum as the “Eligible Portion”) into compliance with the requirements of Section 409A. Basically, two courses of remedial action are available as described below. The Company is now offering you the opportunity to bring the 409A Portion of your stock options into compliance with Section 409A only through the amendment alternative described below.

The Eligible Portion of each of your Eligible Options could be amended to increase the exercise price to the Adjusted Exercise Price determined for that Eligible Portion. Such an amendment to the exercise price would bring the Eligible Portion of each Eligible Option into compliance with Section 409A, and you could exercise that Section 409A-compliant portion as you choose, subject only to the existing exercise provisions and option term in effect for each such option. A New Option granted in replacement of the Eligible Portion of an option with a current exercise price at or above the fair market value of the underlying shares on the new grant date will also avoid taxation under Section 409A.

Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to the Company for amendment or replacement. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and that Amended Option would not be subject to the adverse tax consequences under Section 409A described above. Each New Option granted in replacement of a tendered Eligible Option with a current exercise price at or above the fair market value of the Black Box Common Stock on the Amendment Date will also avoid taxation under Section 409A.

Neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to the Offer and, other than as set forth in “What are the consequences if I exercise an Eligible Option during the Trading Window?,” you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your own tax advisor.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED.

If you choose not to tender your Eligible Options for amendment or replacement, those options will continue to remain outstanding in accordance with their existing terms. Accordingly, if you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you will be subject to the adverse taxation under Section 409A in the manner discussed above. Other than as set forth in “What are the consequences if I exercise an Eligible Option during the Trading Window?,” you will be solely responsible for any adverse personal tax consequences that may result.

4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

If you are an Eligible Optionee, you will receive on the commencement of the Offer an email announcing the Offer with a copy of your Election Form that contains the following personalized information with respect to each Eligible Option you hold:

•	the original number of shares of Black Box Common Stock purchasable under that Eligible Option;

•	the original date of grant indicated for that option on the applicable option agreement;

•	the original option exercise price per share for that option;

•	the number of shares of Black Box Common Stock eligible for the Offer;

•	the Measurement Date of that option; and

•	the fair market value per share of Black Box Common Stock on the Measurement Date.

You will need to check the appropriate box next to each of your Eligible Options to indicate whether you elect to tender that option for amendment or replacement in accordance with the terms of this Offer. After completing the Election Form, you should review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections, you need to return your properly executed Election Form to us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608. Following our receipt of your properly executed Election Form, we will confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by emailing a Notice of Receipt of Election Form to your Black Box email address within three (3) business days after receipt. If you have not received a Notice of Receipt of Election Form in the timeframe prescribed, it is your responsibility to confirm that we have received your complete submission by contacting us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608. Once you have received the Notice of Receipt of Election Form from us, you will then be deemed to have completed the election process.

If you decide to accept the Offer with respect to your Eligible Options, you must properly complete and submit the Election Form by 11:59 p.m., Eastern Standard Time, on Tuesday, December 18, 2007. If we extend the Offer beyond December 18, 2007, you must deliver those documents before the extended expiration date of the Offer.

We will not accept any Election Form after the Expiration Date. If you do not complete and submit the Election Form before the Expiration Date, your Eligible Options will not be amended or replaced pursuant to the Offer, and you will not be eligible for any Cash Bonus.

You cannot tender a part of the Eligible Portion of an Eligible Option, and we will not accept such a partial tender for amendment or replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the remaining options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

If your Election Form includes any option that is not an Eligible Option or includes only a portion of any outstanding Eligible Option, then we will not accept the tendered option or portion for amendment or replacement, but we do intend to accept for amendment or replacement each Eligible Option properly designated for tender in the Election Form.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that comprises an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option; (iii) the number of shares of Black Box Common Stock purchasable under the Amended Option at the Adjusted

Exercise Price; (iv) the amount of the Cash Bonus payable with respect to each Amended Option; and (v) the cancellation of tendered Eligible Options with exercise prices at or above the fair market value of Black Box Common Stock on the Amendment Date and the replacement of those canceled options with New Options. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment or replacement each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will, promptly upon the Expiration Date, accept for amendment all properly tendered Eligible Options that have not been validly withdrawn, and on the next business day we will increase the exercise price per share to the Adjusted Exercise Price determined for that option. Other than the Adjusted Exercise Price, an Amended Option will contain the same terms and conditions as the Eligible Option, including the same grant date, vesting and expiration date of the option term. However, if the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date.

Our acceptance of your tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer. Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Stock Option Amendment and Cash Bonus Agreement, a form of which is filed as an exhibit to the Offer. Schedule I to that agreement will indicate the Adjusted Exercise Price in effect for any Amended Option and our unconditional obligation to pay you the Cash Bonus calculated for each Amended Option, which we expect will occur in January 2008. You will also receive, as soon as administratively practicable after the Amendment Date, a Stock Option Cancellation and Regrant Agreement, a form of which is filed as an exhibit to the Offer, for any New Option granted in replacement of a tendered Eligible Option with a current exercise price per share that is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date. The Election Form operates as your acceptance of the terms and conditions of the Stock Option Amendment and Cash Bonus Agreement and the Stock Option Cancellation and Regrant Agreement, in each case as applicable to you.

5.	WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

(i)	You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Eastern Standard Time, on the Expiration Date of the Offer. In addition, unless we accept and amend or replace your Eligible Options before 11:59 p.m., Eastern Standard Time, on January 16, 2008 (the 40th business day after the November 19, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.

(ii)	To validly withdraw your tendered Eligible Options, you must change your existing election by completing a new paper Election Form and returning it to us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608. To obtain a paper Election Form, please contact us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608.

You may only revise your Election Form to withdraw your Eligible Options from the Offer while you still have the right to withdraw the tendered options in accordance with subparagraph (i) above.

YOU MAY NOT WITHDRAW ONLY A PORTION OF A TENDERED ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW A TENDERED ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE OPTION.

Any Eligible Option you withdraw will no longer be deemed tendered for amendment or replacement pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by following the election and tender procedures described in Section 4 above.

Neither Black Box nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us for purposes of withdrawing tendered Eligible Options from the Offer, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of revised Election Forms purporting to withdraw tendered Eligible Options from the Offer. Our determination of these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS WITH RESPECT TO AMENDED OPTIONS.

Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment or replacement all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the next business day following the Expiration Date. The Expiration Date is currently scheduled to be December 18, 2007. For each tendered Eligible Option that is canceled pursuant to the Offer, we will grant a New Option in replacement on December 19, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be amended or replaced as soon as practicable after the extended Expiration Date.

We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment or replacement. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable after the Amendment Date, deliver a final and complete Stock Option Amendment and Cash Bonus Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to the Offer. Schedule I to that agreement will reflect the increases to the exercise prices of the Amended Options and our unconditional obligation to pay such Eligible Optionee the applicable Cash Bonus for any of his or her Amended Options, which we expect will occur in January 2008. This Cash Bonus will be paid whether or not an Eligible Optionee continues in Black Box’s employ through the payment date. For each New Option to which a tendering Eligible Optionee becomes entitled, we will deliver a Stock Option Cancellation and Regrant Agreement to that person as soon as administratively practicable after the grant date. The Election Form operates as your acceptance of the terms and conditions of the Stock Option Amendment and Cash Bonus Agreement and the Stock Option Cancellation and Regrant Agreement, in each case as applicable to you.

However, if you are not in the employ of Black Box or any affiliated entity on the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

7.	CONDITIONS OF THE OFFER.

We will not accept any Eligible Options tendered to us for amendment or replacement, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment or replacement, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if at any time on or after the commencement date of the Offer, and before the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment or replacement:

(a)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Bonuses, the cancellation of tendered options and the grant of New Options in replacement, or that, in our judgment, could materially and adversely affect our business, condition (financial or other), assets, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or other affiliated entities, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the amendment of the tendered Eligible Options or payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement thereof illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment or replacement some or all of the tendered Eligible Options;

•	materially impair the benefits we hope to convey as a result of the Offer, that we believe would occur only as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect this Offer or the Eligible Options; or

•	materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c)	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any significant change in the market price of the shares of Black Box Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in Black Box Common Stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average, The NASDAQ Global Select Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on the commencement date of the Offer;

(d)	there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(e)	a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Black Box Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of Black Box Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the commencement date of the Offer;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the commencement date of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of Black Box Common Stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f)	any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or other affiliated entities or otherwise makes it inadvisable for us to proceed with the Offer; or

(g)	any rules, regulations or actions by any governmental authority, The NASDAQ Stock Market or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Black Box that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for the Eligible Options or any other options granted under the Plans.

Black Box Common Stock is listed on The NASDAQ Global Select Market under the symbol “BBOX.” The following table shows, for the periods indicated, the high and low sales prices per share of Black Box Common Stock on The NASDAQ Global Select Market.

	High	Low

Fiscal 2008
Second quarter	$44.58	$38.79
First quarter	$42.78	$34.53

Fiscal 2007
Fourth quarter	$42.65	$34.64
Third quarter	$46.60	$38.01
Second quarter	$43.32	$36.51
First quarter	$54.09	$35.69

Fiscal 2006
Fourth quarter	$55.37	$45.12
Third quarter	$50.45	$37.82
Second quarter	$45.94	$34.93
First quarter	$37.93	$31.83

On November 16, 2007 the last reported sale price of Black Box Common Stock on The NASDAQ Global Select Market was $36.87 per share.

The price of Black Box Common Stock has been, and in the future may be, volatile and could decline. The trading price of Black Box Common Stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS OR NEW OPTIONS.

Consideration. If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged. However, if the exercise price currently in effect for an Eligible Option is the same or higher than the fair market value of Black Box Common Stock on the Amendment Date, then that option will, on the Amendment Date, be canceled and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date of the option term, but with a new grant date.

If you are not in the employ of Black Box or any affiliated entity on the Amendment Date, then none of your tendered Eligible Options will be accepted for amendment or replacement. Any Eligible Option tendered by you will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share.

Should you accept the Offer, then with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the Cash Bonus. We expect that the Cash Bonus will be paid in January 2008 from Black Box’s general assets, and you will be a general creditor of Black Box with respect to the Cash Bonus. No Cash Bonus will be paid with respect to a New Option granted in replacement of a tendered Eligible Option because the exercise price for the New Option will be the same as in effect for the canceled option it replaces.

If all Eligible Options tendered pursuant to the Offer are amended, then the resulting Amended Options and New Options will cover 800,858 shares of Black Box Common Stock in the aggregate, which represents approximately 4.52% of the total number of shares of Black Box Common Stock outstanding as of November 1, 2007. The Cash Bonuses payable pursuant to the Offer will be in the total maximum dollar amount of approximately $7,004,431, assuming the exercise price of each tendered Eligible Option is increased to the fair market value on the Measurement Date of that option.

Terms of Amended Options or New Options. The amendment or replacement of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options or other stock-based compensation. The Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

The Eligible Options have all been granted pursuant to the 1992 Plan. Each Amended Option will continue to remain outstanding under the 1992 Plan and each New Option will be granted under the 1992 Plan. The Stock Option Amendment and Cash Bonus Agreement and the Stock Option Cancellation and Regrant Agreement to be used to evidence the increase to the exercise price of each Eligible Option amended and the grant of the New Option, respectively, pursuant to the Offer have been filed with the SEC as exhibits to the Schedule TO and are available for review on the SEC’s website at www.sec.gov.

The 1992 Plan is filed as an exhibit to the Schedule TO available at www.sec.gov and is incorporated herein by reference, and in the S-8 Registration Statements and the related Prospectus prepared in connection with the 1992 Plan. Please contact us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608 to request copies of the 1992 Plan and the related Prospectus. Copies will be provided promptly and at our expense. You should carefully review the current terms of your Eligible Options, as well as the 1992 Plan.

Taxation of Amended Options or New Options. An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of an Amended Option or a New Option, each of which will be a non-statutory option. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Black Box option grant. You should be certain to consult your personal tax advisor to discuss these consequences.

Accounting Treatment. Please see Section 13 below for a discussion of the accounting treatment of the Offer.

10.	AMENDED OPTIONS AND NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Except for the Adjusted Exercise Price, all of the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer.

Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule currently in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.

Each New Option will be exactly the same as the canceled Eligible Option it replaces, including the current exercise price for the canceled option and no loss of vesting or change to the expiration date of the option term, but it will have a new grant date.

11.	INFORMATION CONCERNING BLACK BOX.

Black Box is the world’s largest dedicated network infrastructure services provider. We offer one-source network infrastructure services for communication systems. Our service offerings include design, installation, integration, monitoring and maintenance of voice, data and integrated communication systems. Our primary service offering is voice solutions, while providing premise cabling and other data-related services and products. We provide 24/7/365 technical support for all of our solutions which encompass all major voice and data manufacturers as well as 118,000 network infrastructure products that we sell through our catalog and Internet Web site and our Voice and Data services offices. With more than 3,000 professional technical experts and 187 offices, we serve more than 175,000 clients in 141 countries throughout the world. We differentiate ourself from our competitors by providing exceptional levels of superior technical services for communication solutions, our capability to provide these services globally and our private-labeled BLACK BOX® brand network infrastructure products which feature some of the most comprehensive warranties in the industry.

As the world’s largest and highest quality network infrastructure services company 100% dedicated to this market, we are in a unique position to capitalize on our service advantages, current leadership position, diverse and loyal client base and strong financial performance.

Founded in 1976, we operate subsidiaries on five continents and are incorporated in Delaware. Our principal executive offices are located at 1000 Park Drive, Lawrence, PA 15055, and our telephone number at that address is (724) 746-5500.

Financial Information. The following selected financial data is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended

March 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 29, 2007 filed with the SEC on November 8, 2007.

			(Unaudited)
	March 31,		September 29,
	2007	2006	2007
	(in millions)

BALANCE SHEET DATA:
Working capital	$117,059	$99,669	$135,882
Total assets	1,090,091	815,412	1,114,221
Long term debt	239,928	122,673	230,324
Total debt	240,614	123,722	231,115
Total stockholders’ equity	$599,696	$552,991	$623,612

			(Unaudited)
	Year Ended		Six Months Ended
	March 31,	March 31,	September 29,	September 30,
	2007	2006	2007	2006
	(in millions, except per share data)

STATEMENT OF INCOME DATA:
Total revenue	$1,016,310	$721,335	$512,921	$501,720
Cost of sales	642,321	438,985	329,402	316,840
Gross profit	373,989	282,350	183,519	184,880
Operating Income	73,349	55,150	40,330	37,642
Interest and other expenses (income), net	18,449	9,159	9,283	9,348
Income before provision for income taxes	54,900	45,991	31,047	28,294
Provision for income taxes	19,291	15,221	11,549	9,806
Net income	35,609	30,770	19,498	18,488
Basic earnings per share	2.03	1.79	1.11	1.06
Diluted earnings per share	2.00	1.75	1.10	1.04
Dividends declared per common share	$0.24	$0.24	$0.12	$0.12

See Section 18 below for instructions on how you can obtain copies of our SEC reports that contain the financial statements we have summarized above.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.

The directors and executive offices of Black Box and their respective positions and offices as of November 1, 2007 are set forth in the following table:

Name	Age	Position

William F. Andrews	76	Director
Richard L. Crouch	61	Director
Thomas W. Golonski	64	Director
Thomas G. Greig	59	Chairman of the Board and Director
Edward A. Nicholson, Ph.D.	67	Director
R. Terry Blakemore	50	President and Chief Executive Officer and Director
Michael McAndrew	47	Vice President, Chief Financial Officer, Secretary and Treasurer
Francis W. Wertheimber	55	Senior Vice President -- Pacific Rim/Far East

The address of each board member and executive officer is c/o Black Box Corporation, 1000 Park Drive, Lawrence, PA 15055.

None of our current or former officers or members of our Board of Directors is eligible to participate in the Offer.

The following table shows the holdings of Black Box Common Stock as of November 1, 2007 by:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of Black Box Common Stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and officers as a group.

The number and percentage of shares beneficially owned are based on 17,682,945 shares of Black Box Common Stock outstanding as of November 1, 2007. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of Black Box Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of November 1, 2007 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. The persons listed in this table have sole voting and investment power with respect to all shares of Black Box Common Stock shown as beneficially owned by them, except as indicated in the footnotes to this table, and subject to applicable community property laws.

	Amount and	Percent of
	Nature of	Black Box
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership	Stock(1)

Greater than 5% Stockholders:
FMR Corp.(2)	1,981,025	11.20%
Dimensional Fund Advisors LP(3)	1,447,232	8.18%
Royce & Associates, LLC(4)	1,053,078	5.96%
AXA(5)	1,011,756	5.72%
Barclays Global Investors, NA(6)	921,560	5.21%
LSV Asset Management(7)	885,161	5.01%
Officers and Directors:
William F. Andrews(8)	57,335	*
Richard L. Crouch(8)	15,633	*
Thomas W. Golonski(8)	26,833	*
Thomas G. Greig(8)	47,336	*
Edward A. Nicholson, Phd(8)	15,333	*
R. Terry Blakemore(9)	66,667	*
Michael McAndrew(9)	104,386	*
Francis W. Wertheimber(9)	236,773	1.32%
All directors and executive officers as a group (10)(8 persons)	570,296	3.13%

*	Less than 1% of the outstanding shares of common stock.

(1)	For each person and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 17,682,945 shares of common stock outstanding on November 1, 2007 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of that date, including, but not limited to, the exercise of options. Except as otherwise noted, the address of each person listed in this table is c/o Black Box Corporation, 1000 Park Drive, Lawrence, PA 15055.

(2)	This stockholder’s principal address is 82 Devonshire Street, Boston, MA 02109. Includes 1,981,025 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment advisor, of which 1,981,025 shares are owned by one investment company, Fidelity Low Priced Stock Fund. Edward C. Johnson 3d, FMR Corp. and the funds each has sole power to dispose of the 1,981,025 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. This information is derived from FMR Corp.’s Schedule 13G filed with the SEC on February 14, 2007.

(3)	This stockholder’s principal address is 1299 Ocean Avenue, Santa Monica, CA 90401. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc. (“Dimensional”)) is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional beneficially owns 1,447,232 shares, of which it has sole voting power and sole dispositive power. This information is derived from Amendment No. 1 to Dimensional’s Schedule 13G filed with the SEC on February 1, 2007.

(4)	This stockholder’s principal address is 1414 Avenue of the Americas, New York, NY 10019. Royce & Associates, LLC is a registered investment advisor and beneficially owns 1,053,078 shares, of which it has sole voting power and sole dispositive power. This information is derived from Royce & Associates, LLC’s Schedule 13G filed with the SEC on January 18, 2007.

(5)	This stockholder’s principal address is 26, rue Drouot, 75009 Paris, France. Includes 1,200 shares beneficially owned by AXA Konzern AG (Germany), of which it has sole voting power and sole dispositive power. Includes 846,758 shares beneficially owned by AXA Rosenberg Investment Management LLC, of which it has sole voting power with respect to 358,928 shares and sole dispositive power with respect to 846,758 shares. Includes 162,398 shares beneficially owned by AllianceBernstein L.P., of which it has sole voting power with respect to 147,623 shares, shared voting power with respect to 925 shares and sole dispositive power with respect to 162,398 shares. Also includes 1,400 shares beneficially owned by AXA Equitable Life Insurance Company, of which it has sole voting power and sole dispositive power. AXA and its controlling entities, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA Assurances I.A.R.D. Mutuelle, are members of a group which is deemed to beneficially own the shares reported. This information is derived from Amendment No. 1 to AXA’s Schedule 13G filed with the SEC on February 14, 2007.

(6)	This stockholder’s principal address is 45 Fremont Street, San Francisco, CA 94105. Includes 371,972 shares beneficially owned by Barclays Global Investors, N.A., of which it has sole voting power with respect to 301,386 shares and sole dispositive power with respect to 371,972 shares. Includes 538,544 shares beneficially owned by Barclays Global Fund Advisors, of which it has sole voting power and sole dispositive power. Includes 11,044 shares beneficially owned by Barclays Global Investors, Ltd, of which it has sole voting power and sole dispositive power. This information is derived from Barclay’s Schedule 13G filed with the SEC on January 9, 2007.

(7)	This stockholder’s principal address is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606. LSV Asset Management (“LSV”) is a registered investment advisor and beneficially owns 885,161 shares, of which it has sole voting power and sole dispositive power. This information is derived from LSV’s Schedule 13G filed with the SEC on February 12, 2007.

(8)	Includes for Messrs. Andrews, Crouch, Golonski and Greig and Dr. Nicholson: 47,335, 15,333, 26,333, 41,335 and 15,333 shares, respectively, pursuant to rights to acquire such shares as a result of vested options, as of November 1, 2007 or within sixty (60) days thereafter, granted under Black Box’s 1992 Director Stock Option Plan (the “1992 Director Plan”).

(9)	Includes for Messrs. Blakemore, McAndrew and Wertheimber: 66,667, 104,385 and 236,772 shares, respectively, pursuant to rights to acquire such shares as a result of vested options, as of November 1, 2007 or within sixty (60) days thereafter, granted under the 1992 Plan.

(10)	Includes for all directors and executive officers as a group 553,493 shares pursuant to rights to acquire such shares as a result of vested options as of November 1, 2007 or within sixty (60) days thereafter, granted under the 1992 Plan or the 1992 Director Plan.

The foregoing non-employee Board members and executive officers were parties to the following transactions involving Black Box Common Stock conducted during the 60-day period ended 11/16/2007:

•	we granted no options to purchase shares of Black Box Common Stock; and

•	options to purchase an aggregate of 13,480 shares of Black Box Common Stock under all of our various stock plans were canceled, none of which options were held by our directors or officers.

13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the 1992 Plan. Each New Option will be exactly the same as the canceled Eligible Option it replaces, including the current exercise price for the canceled option and no loss of vesting or change to the expiration date of the option term, but it will have a new grant date and will be granted under the 1992 Plan.

Pursuant to the accounting standards in effect under Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS No. 123(R)”), a company modifying an award under SFAS No. 123(R) is required to recognize incremental compensation cost measured as the excess, if any, of the fair value of the modified award determined in accordance with the provisions of SFAS No. 123(R) over the fair value of the original award immediately before its terms are modified, measured based on the share price and other pertinent factors at that date. The fair value of the modified award will include the amount of the Cash Bonuses that become payable pursuant to the terms of the Offer. We will immediately recognize expense during the fiscal quarter in which we accept the tendered Eligible Options for amendment after the Expiration Date for fully-vested options and will recognize expense on non-vested options over their respective vesting terms. We will not recognize any additional compensation expense with respect to the cancellation of tendered Eligible Options and the grant of New Options in replacement.

14.	LEGAL MATTERS; REGULATORY APPROVALS.

Except as noted in the paragraph below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices, paying the applicable Cash Bonuses or canceling tendered options and granting New Options in replacement, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options, the payment of the Cash Bonuses or the cancellation of tendered options and grant of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for amendment or replacement or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend or replace Eligible Options is subject to certain conditions, including the conditions described in Section 7 above.

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement. State and local tax consequences are not addressed.

Acceptance of Offer. If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option. The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Cancellation and Grant of New Options. The cancellation of a tendered Eligible Option and the grant of a New Option in replacement will not be a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option or New Option. Your Amended Option or New Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Black Box must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option or New Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one year after the date the Amended Option or New Option is exercised for those shares.

Cash Bonus. You will be immediately taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, Black Box must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

Foreign Taxation. If you are subject to the tax laws of jurisdictions in addition to the United States, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Black Box option grant and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should review the summary applicable to such foreign jurisdiction.

At this time there is relatively little guidance as to how Section 409A applies to Eligible Options that are amended or replaced pursuant to the Offer. However, we believe that we have complied in good faith with available guidance with respect to offering to amend or replace Eligible Options pursuant to the Offer to avoid the adverse personal tax consequences of Section 409A. Nevertheless, guidance issued after the date of the Offer or a determination by the IRS could provide that Amended Options do not avoid such adverse personal tax consequences.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 above has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment or replacement by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment or replacement upon the occurrence of any of the conditions specified in Section 7 above, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options for amendment or replacement is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously-scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten (10) business days after the date of such notification:

(i)	we increase or decrease the amount of consideration offered for the Eligible Options; or

(ii)	we decrease the number of Eligible Options eligible to be tendered in the Offer.

17.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment or replacement pursuant to the Offer.

18.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment or replacement:

(i)	our Annual Report on Form 10-K for our fiscal year ended March 31, 2007, filed with the SEC on August 13, 2007;

(ii)	our Quarterly Report on Form 10-Q for our fiscal quarter ended September 29, 2007, filed with the SEC on November 8, 2007;

(iii)	our Registration Statement on Form S-8, filed with the SEC on November 18, 2005;

(iv)	our Registration Statement on Form S-8, filed with the SEC on June 15, 2005;

(v)	our Registration Statement on Form S-8, filed with the SEC on June 16, 2004;

(vi)	our Registration Statement on Form S-8, filed with the SEC on October 3, 2002;

(vii)	our Registration Statement on Form S-8, filed with the SEC on July 2, 2001;

(viii)	our Registration Statement on Form S-8, filed with the SEC on June 25, 1999;

(ix)	our Registration Statement on Form S-8, filed with the SEC on September 2, 1997;

(x)	our Registration Statement on Form S-8, filed with the SEC on March 5, 1996;

(xi)	our Registration Statement on Form S-8, filed with the SEC on May 26, 1995;

(xii)	our Registration Statement on Form S-8, filed with the SEC on February 14, 1994;

(xiii)	all other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by our Annual Report referred to in (i) above; and

(xiv)	the description of Black Box Common Stock included in our registration statement on Form 8-A, which was filed with the SEC on December 14, 1992, including any amendments or reports we file for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide, without charge, to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Black Box Corporation
1000 Park Drive,
Lawrence, PA 15055
Attn: 409A Stock Options Administrator

or by contacting us by email at 409A.StockOptions@BlackBox.com or by facsimile to “409A Stock Options TO Administrator” at (724) 873-6608.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to Black Box in this document should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This document and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the 1934 Act. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. However, the safe harbors of Section 27A of the Securities Act and 21E of the 1934 Act do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in the section entitled “Risk Factors Related to the Offer.” More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 filed with the SEC on August 13, 2007 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2007 filed with the SEC on November 8, 2007. You are cautioned not to place undue reliance on these forward-looking statements, and we expressly assume no obligations to update the forward-looking statements in this document that occur after the date hereof.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement, you must not rely upon that representation or information as having been authorized by us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO, Election Form, Stock Option Amendment and Cash Bonus Agreement and Stock Option Cancellation and Regrant Agreement and such other documents to which we have referred you.

Black Box Corporation	November 19, 2007